UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024

REED’S, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32501	35-2177773
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Merritt 7 Corporate Park, Norwalk, CT 06851

(Address of principal executive offices and zip code)

Not applicable

(Former name or former address if changed since last report)

Registrant’s telephone number, including area code: (800) 997-3337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: none

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On August 1, 2024 (“Original Issue Date”), Reed’s, Inc., a Delaware corporation (“Reed’s” or the “company”) entered into an Option Exercise and Sixth Amendment (“Exercise and Amendment Agreement”) to 10% Secured Convertible Notes with Wilmington Savings Fund Society, FSB, as holder representative and collateral agent (“Agent”).

Pursuant to the Exercise and Amendment Agreement, holders (“Holders”) of the company’s 10% Secured Convertible Notes, as amended (the “Original Notes”), exercised an option to purchase an aggregate of approximately $6,504,730 notes (the “Fourth Option Notes,” collectively with the Original Notes, the “Notes”). The Option Notes are part of the same series as the Original Notes although they are not identical. The purchase price of the Fourth Option Notes was equal to 100% of the principal amount of notes purchased, paid in a combination of cash together with the exchange of all principal, interest, fees and other amounts owning with respect to the outstanding Purchased Third Option Notes. The Fourth Option Notes mature on the earlier of December 15, 2024 and ninety one days before the schedule maturity of any unsecured indebtedness incurred by Reed’s that is junior in right of payment to its Note obligations (the “Maturity Date”). The Fourth Option Notes bear interest in arrears on the outstanding principal amount at a rate of 11.13% per annum, payable in cash. The Fourth Option Notes may be prepaid without premium or penalty. Unless $1,400,000 of the principal amount is prepaid, payment of any Fourth Option Note on the Maturity Date (or due to an acceleration (whether declared or automatic)) shall be accompanied by an additional amount (such amount, the “MOIC Deficiency Amount”), if any, sufficient to achieve a 1.13:1.00 multiple of invested capital since the Original Issue Date (the “MOIC”) on the aggregate Principal Amount of the Fourth Option Notes being paid. The MOIC Deficiency Amount in connection with any payment of Fourth Option Notes shall be calculated based on (i) the sum of all fees, original issue discount, interest, premiums, principal and other payments received in cash by the applicable Holders in respect of the Fourth Option Notes since the Original Issue Date (excluding any reimbursement of out-of-pocket costs or expenses reimbursed and any indemnification payments made to the applicable Holders in respect of the Fourth Option Notes), as the numerator, and (ii) the aggregate Principal Amount of the Fourth Option Notes on the Original Issue Date, as the denominator.

Pursuant to the Exercise and Amendment Agreement, Agent and the Holders party temporarily waived the specified events of default under the Notes and temporarily waived any requirement that the Company conduct a repurchase of Notes in the event of a Make-Whole Fundamental Change (as defined in the Notes), subject to the terms and conditions therein.

The foregoing descriptions of the Exercise and Amendment Agreement and the Fourth Option Notes are qualified by reference to the full text of such agreements, which will be attached to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2024.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Jerry Lewin resigned from his position as a member of the board of directors of the company on August 2, 2024, effective immediately.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REEDS, INC.,
a Delaware corporation

Dated: August 6, 2024	By:	/s/ Norman E. Snyder, Jr.
Norman E. Snyder, Jr.,
Chief Executive Officer